Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-12117, 333-29759, 333-55901, 333-160521, 333-168356, and 333-204128 on Form S-8 and Registration Statements Nos. 333-193864 and 333-193865 on Form S-3 of our reports dated February 9, 2016, relating to the consolidated financial statements and financial statement schedules of Highwoods Properties, Inc. and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the Company’s adoption of the accounting standard update for reporting discontinued operations), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2015.

/s/ Deloitte & Touche LLP

Raleigh, North Carolina
February 9, 2016